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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549







                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934


                        Date of Report: January 31, 2002


                               OCUMED GROUP, INC.
             (Exact name of registrant as specified by its charter)


           Delaware                     0-26955                 22-3652650
 (State or other Jurisdic-          (Commission File      (IRS Employer Identi-
   tion of incorporation)               Number)                   fication)



                                119 Harrison Ave.
                           Roseland, New Jersey 07068
                    (Address of principal executive offices)

                                  973 226 2330
                         (Registrant's telephone number)


                          ARCHER SYSTEMS LIMITED, INC.
           (Former name or former address if changed since last report




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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE

           The Board of Directors of Ocumed Group, Inc. (the "Company"), previously "Archer Systems Limited, Inc.," wishes to advise that pursuant to action of the Board of Directors and by certificate of action taken by the majority vote of its stockholders, the Company has amended its certificate of incorporation to change its name from "Archer Systems Limited, Inc." to "Ocumed Group, Inc.," effective January 11, 2002.

           The name change was adopted to more clearly reflect the new operations of the Company, which began upon the acquisition of Ocumed in August of 2001.

         The trading symbol for the Company's common stock has been changed to "OCUM" to reflect the new name of the Company.

         The Board of Directors has also adopted resolutions to reverse split the common stock of the Company on the basis of one (1) new share for every previously held one thousand (1,000) shares of common stock. The split was made effective on January 14, 2002, after notification to the NASDAQ Market Governance Department and the transfer agent for the Company. The Company has also obtained a new cusip number for its common stock.

         Prior to the reverse split there were issued and outstanding a total of 894,988,414 shares of common stock. After the split, there will be a total of 894,988 shares outstanding. No fractional shares or scrip will be issued and all conversions shall be made by rounding out below .5 shares. Stockholders with less than one (1) share after the reverse split will receive a pro rata cash payment.

         Shareholders holding certificates representing the old common stock are requested to return their old certificates to the transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, New York NY 10004 for re-issuance of new certificates bearing the new cusip number and amended name of the Company. Each new certificate will represent the reduced number of shares as herein designated.

         No changes to the capital account of the Company will be made as this proposed transaction is not intended as either a dividend or reduction in capital.




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                                   SIGNATURES




         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  January 31, 2002                      OCUMED GROUP, INC.


                                              BY /S/ PAUL G. FILIPEK
                                              -----------------------
                                              Paul G. Filipek, Vice President










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